AMENDED AND RESTATED PROMISSORY NOTE

$1,000,000.00	Irvine, California May 31, 2006

FOR VALUE RECEIVED, each of Quincy Investments Corp., a Bahamas International Business Company (“Quincy”), and Naturade, Inc., a Delaware corporation (“Naturade”) (Quincy and Naturade are collectively referred to herein as “Debtor”), jointly and severally promise to pay to the order of Symbiotics, Inc. (“Symbiotics”), an Arizona corporation and Symco, Incorporated (“Symco”), a Nevada corporation, (Symbiotics and Symco are collectively referred to herein as “Creditor”), subject to the terms and conditions contained in this Amended and Restated Promissory Note (the “Note”), the principal sum of one million dollars ($1,000,000.00) and all accrued and unpaid interest thereon. This Note is the promissory note referred to in Section 1.04(a) of that certain Asset Purchase Agreement dated as of July 22, 2005, by and among Symbiotics, Symco, and Quincy, as amended by that certain Amendment to Asset Purchase Agreement and Release (the “Purchase Agreement Amendment”) dated as of September 1, 2005, by and among Symbiotics, Symco, Naturade, Quincy and Peter H. Pocklington (the “Purchase Agreement”), and the Agreement dated May 31, 2006, by and among Symbiotics, Symco, Naturade and Quincy (the “Agreement”). The representations and warranties of Quincy in the Purchase Agreement and of Naturade in that certain Assignment and Assumption Agreement dated as of July 22, 2005, by and among Symbiotics, Symco, Naturade and Quincy (the “Assignment”), are incorporated herein by this reference.

1. Principal. Subject to the acceleration of principal provided for in this Note, Debtor shall repay the principal amount of this Note in accordance to the repayment schedule attached as Exhibit A.

2. Interest. Charged at a rate of six percent (7%) per annum on the outstanding balance. Payment of accrued interest will be in accordance with the repayment schedule attached as Exhibit A.

3. Prepayment. The unpaid principal balance and any and all other sums payable to Creditor hereunder may be prepaid, in whole or in part, prior to the due date thereof at any time without penalty.

4. Payments. All payments on this Note shall be made in lawful money of the United States of America and in immediately available funds by wire transfer and be received by Creditor into the account to be designated by Creditor in accordance with Section 15 of this Note. All payments received in respect of this Note are to be applied first to the payment of penalties or other similar amounts due hereunder, then to the payment of accrued and unpaid interest (if due) and lastly to the payment of principal.

5. Guaranty. The performance by each Debtor of its obligations under this Note is guaranteed pursuant to that certain Amended and Restated Guaranty of even date herewith by Peter H. Pocklington (the “Guaranty”).

6. Acceleration. Upon the occurrence of an Event of Default (as defined in Section 7), all unpaid principal and accrued and unpaid interest of this Note shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind. In addition, Creditor may exercise any or all of the rights granted to it under the Guaranty, and Debtor agrees and acknowledges that any action taken by Creditor under the Guaranty shall not constitute a waiver of any of Creditor’s rights against Debtor or a release of each Debtor from its obligations hereunder.

7. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) The failure of Debtor to make any payment required under this Note within two (2) days after the date such payment is due, whether at the time scheduled for such payment, stated maturity, by prepayment, acceleration or otherwise.

(b) The failure of either Debtor to observe or perform any of the other covenants, conditions or obligations imposed upon such Debtor in this Note, or in any other document executed by Debtor, or the breach in any material respect by either Debtor of any representation or warranty of such Debtor contained in this Note or in any other document executed by Debtor.

(c) The filing of a petition by or against Debtor under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Debtor; Debtor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of Debtor.

(d) The cessation of business by, or dissolution or liquidation of, either Debtor.

8. Waiver. Debtor hereby consents to renewals and extension of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

9. Remedies. No failure or delay on the part of Creditor or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Debtor and Creditor shall impair such right, power or privilege or operate as a waiver of any default or any acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Creditor would otherwise have. No notice to or demand on Debtor in any case shall entitle Debtor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Creditor to any other or further action in any circumstances without notice or demand.

10. Authority to Execute and Bind. Each Debtor warrants that the undersigned signatory executing this Note on behalf of such Debtor has the power and authority to bind Debtor.

11. Governing Law; Venue. This Note is to be construed pursuant to the substantive laws of the State of Arizona, without regard to Arizona’s choice-of-law rules. The parties hereto each, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of Arizona or the United States of America sitting in Coconino County over any suit, action or proceeding arising out of or relating to this Note, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of Arizona (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

12. Severability. In case any one or more of the provisions of this Note, in whole or in part, shall be held to be invalid or unenforceable in any respect, the validity and enforceability of the remainder of such provision(s) or remaining provisions shall not be affected or impaired.

13. Costs and Expenses. Debtor shall pay to Creditor upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Creditor may incur in connection with (a) the exercise or enforcement of any of the rights of Creditor hereunder or (b) the failure by Debtor to perform or observe any of the provisions hereof.

14. Further Assurances. Debtor will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Note.

15. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, electronically delivered by facsimile to the following telephone numbers or mailed by using first-class certified mail, postage prepaid, to the following addresses or to such other address as the parties hereto may designate in writing:

If to Debtor:	Quincy Investments Corp.
309 Terraces North
47-111 Vintage Drive East
Indian Wells, California 92210
Attn: Peter H. Pocklington
Fax: 760-862-2752
Naturade, Inc.
14370 Myford Rd, #100
Irvine, CA 92606
Attn: Bill Stewart
Fax No.: 714-573-4822
If to Creditor:	Symbiotics, Inc.
Symco, Incorporated
70 Sheath Drive
Sedona, Arizona 86336
Attn: Douglas A. Wyatt
Fax: 928-203-0279

All such notices, requests, consents and other communications shall be deemed to be properly given upon receipt, if delivered personally or, if sent by mail, three business days after the same has been deposited in the United States mail, addressed and postage prepaid as set forth above or, if sent electronically, upon verification of receipt.

16. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Creditor under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

17. No Right of Set-Off. The payment to Creditor of any amount under this Note may not be withheld, set-off against or reduced by any amount owed, or claimed to be owed, to Debtor by Creditor for any reason whatsoever. Debtor acknowledges and agrees that Creditor has satisfied all of its obligations under Section 1.01 of the Purchase Agreement and that Debtor has released Creditor from any claims, obligations or liability arising from or in connection with the Purchase Agreement as set forth in Sections 6.1 and 6.2 of the Purchase Agreement Amendment. Debtor’s obligation to make the payments required under this Note is absolute and unconditional. Debtor agrees not to assert any claim, demand, or other right against Creditor in order to withhold, set-off against or reduce the amount of any payment required under this Note and further agrees to pursue or assert any claim or right against Creditor only by commencing an independent proceeding. Debtor further acknowledges that its failure to comply with the preceding sentence or otherwise comply with this Section 17, whether or not in good faith or ultimately determined to be justified, shall constitute an Event of Default under this Note as provided in Section 7(b) hereof.

18. Confession of Judgment. Upon the occurrence of an Event of Default under this Note, Debtor agrees to submit to the confession of judgment procedure set forth in Sections 1132 through 1134 of the Code of Civil Procedure of California and to take in good faith any and all actions necessary to follow the procedures set forth therein (including without limitation consulting in good faith with independent legal counsel and preparing and executing any documents related thereto) not later than 20 days after the occurrence of the Event of Default. Debtor recognizes that this covenant is a material and significant covenant to Creditor and that time is of the essence in complying herewith.

IN WITNESS WHEREOF, Debtor has executed this Promissory Note as of the date first above written.

QUINCY INVESTMENTS CORP.		NATURADE, INC.

By: /s/Peter H. Pocklington		By: /s/Stephen M. Kasprisin

Name: Title:	Peter H. Pocklington Chairman	Name: Title:	Stephen M. Kasprisin Chief Financial Officer

SYMBIOTICS, INC.		SYMCO, INCORPORATED.

By: /s/Douglas Wyatt		By: /s/ Douglas Wyatt

Name: Title:	Douglas Wyatt President	Name: Title:	Douglas Wyatt President

Exhibit A

	Payment	Principal	Principal	Interest Charge	Payment
	Date	Reduction	Balance	7.0%	Amount
	5/23/2006		$1,000,000.00

1	6/15/2006	$33,333.33	$966,666.67	$5,753.42	$39,086.76

2	7/15/2006	$33,333.33	$933,333.33	$5,561.64	$38,894.98

3	8/15/2006	$33,333.33	$900,000.00	$5,369.86	$38,703.20

4	9/15/2006	$33,333.33	$866,666.67	$5,178.08	$38,511.42

5	10/15/2006	$33,333.33	$833,333.33	$5,152.51	$38,485.84

6	11/15/2006	$33,333.33	$800,000.00	$4,954.34	$38,287.67

7	12/15/2006	$33,333.33	$766,666.67	$4,602.74	$37,936.07

8	1/15/2007	$33,333.33	$733,333.33	$4,557.99	$37,891.32

9	2/15/2007	$33,333.33	$700,000.00	$4,219.18	$37,552.51

10	3/15/2007	$33,333.33	$666,666.67	$4,161.64	$37,494.98

11	4/15/2007	$33,333.33	$633,333.33	$3,963.47	$37,296.80

12	5/15/2007	$33,333.33	$600,000.00	$3,400.91	$36,734.25

13	6/15/2007	$33,333.33	$566,666.67	$3,567.12	$36,900.46

14	7/15/2007	$33,333.33	$533,333.33	$3,260.27	$36,593.61

15	8/15/2007	$33,333.33	$500,000.00	$3,170.78	$36,504.11

16	9/15/2007	$33,333.33	$466,666.67	$2,876.71	$36,210.05

17	10/15/2007	$33,333.33	$433,333.33	$2,774.43	$36,107.76

18	11/15/2007	$33,333.33	$400,000.00	$2,493.15	$35,826.48

19	12/15/2007	$33,333.33	$366,666.67	$2,378.08	$35,711.42

20	1/15/2008	$33,333.33	$333,333.33	$2,109.59	$35,442.92

21	2/15/2008	$33,333.33	$300,000.00	$1,981.74	$35,315.07

22	3/15/2008	$33,333.33	$266,666.67	$1,783.56	$35,116.89

23	4/15/2008	$33,333.33	$233,333.33	$1,585.39	$34,918.72

24	5/15/2008	$33,333.33	$200,000.00	$1,297.72	$34,631.05

25	6/15/2008	$33,333.33	$166,666.67	$1,189.04	$34,522.37

26	7/15/2008	$33,333.33	$133,333.33	$958.90	$34,292.24

27	8/15/2008	$33,333.33	$100,000.00	$792.69	$34,126.03

28	9/15/2008	$33,333.33	$66,666.67	$575.34	$33,908.68

29	10/15/2008	$33,333.33	$33,333.33	$396.35	$33,729.68

30	11/15/2008	$33,333.33	$(0.00)	$198.17	$33,531.51